Exhibit (h)(13)

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

840 Newport Center Drive, Suite 100

Newport Beach, CA 92660

August 1, 2006

PIMCO Variable Insurance Trust

840 Newport Center Drive

Newport Beach, CA 92660

Re:	Waiver of Portion of Advisory and Administration Fees in Connection with Investment in PIMCO Cayman Commodity Portfolio I Ltd.

Dear Sir or Madam:

Reference is made to (i) the Investment Advisory Contract by and between PIMCO Variable Insurance Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), and Pacific Investment Management Company LLC, a Delaware limited liability company (“PIMCO”), dated May 5, 2000 and supplemented on each of August 22, 2000, August 20, 2002 and November 19, 2002 (as further amended, restated or otherwise modified from time to time, the “Advisory Agreement”), and (ii) the Amended and Restated Administration Agreement by and between the Trust and PIMCO dated May 5, 2000, as supplemented on each of August 22, 2000, August 20, 2002 and November 19, 2002 (as further amended, restated or otherwise modified from time to time, the “Administration Agreement”).

Pursuant to the Advisory Agreement, the Trust pays, for and on behalf of the PIMCO CommodityRealReturn Strategy Portfolio, a series thereof (the “Series”), a monthly investment advisory fee to PIMCO on the first business day of each month, based upon the average daily value of the net assets of the Series during the preceding month, at the annual rate specified in such agreement (the “Series Management Fee”), as further described therein.

Pursuant to the Administration Agreement, the Trust pays, for and on behalf of the Series, a monthly administration fee to PIMCO on the first business day of each month, based upon the average daily value of the net assets of the Series during the preceding month, at the annual rate specified in such agreement (the “Series Administration Fee”), as further described therein.

The Trust, for and on behalf of the Series, intends to invest in PIMCO Cayman Commodity Portfolio I Ltd., a Cayman Islands exempted company (the “Subsidiary”) in respect of which PIMCO (i) provides advisory and administrative services and (ii) receives a management fee (the “Subsidiary Management Fee”) and an administrative services fee (the “Subsidiary Administration Fee”) pursuant to an investment management agreement by and between the Subsidiary and PIMCO dated July 28, 2006 (as amended, restated or otherwise modified from time to time, the “Subsidiary Agreement”).

In consideration of the Subsidiary Management Fee and the Subsidiary Administration Fee paid by the Subsidiary in which the Trust invests for and on behalf of the Series, and for as long as the Subsidiary Agreement remains in effect, PIMCO agrees to waive irrevocably all or any portion of (i) the Series Management Fee that would otherwise be paid by the Trust for and on behalf of the Series to PIMCO in any period in an amount equal to the amount of Subsidiary Management Fee, if any, actually paid by the Subsidiary to PIMCO under the Subsidiary Agreement during such period, and (ii) the Series Administration Fee that would otherwise be paid by the Trust for and on behalf of the Series to PIMCO in any period in an amount equal to the amount of the Subsidiary Administration Fee, if any, actually paid by the Subsidiary to PIMCO under the Subsidiary Agreement during such period.

This letter modifies the terms of each of the Advisory Agreement and the Administration Agreement, and to the extent of any conflict between the terms of this letter and the terms of either such agreement, the terms of this letter will prevail. This letter and the rights and obligations of the parties hereunder will be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of California without regard to the choice of law or conflicts of law principles thereof that would result in the application of the law of any other jurisdiction.

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Please confirm your understanding of and agreement with the subject matter herein by returning an originally executed copy of this letter to the address first written above.

Very truly yours,

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By: /s/ Brent R. Harris

Name: Brent R. Harris

Title: Managing Director

ACKNOWLEDGED AND AGREED

PIMCO VARIABLE INSURANCE TRUST,

for and on behalf of

PIMCO COMMODITYREALRETURN STRATEGY PORTFOLIO,

a series thereof

By: /s/ Jeffrey M. Sargent

Name: Jeffrey M. Sargent

Title: Senior Vice President

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